Exhibit 99.1

Atlas Financial Holdings Announces Closing of Acquisition
of Global Liberty Insurance Company of New York and Related Companies

Chicago, Illinois - March 11, 2015 - Atlas Financial Holdings, Inc. (NASDAQ: AFH) (“Atlas” or the “Company”) announced today that it has closed the acquisition of Global Liberty Insurance Company of New York along with its affiliated underwriting and premium finance companies (“Global Liberty”) for a purchase price of approximately $24.7 million in cash and preferred shares of Atlas, which is subject to post-closing adjustments as set out in the definitive agreement with Global Liberty announced on October 17, 2014 and filed as an exhibit to the Company’s current report on Form 8-K filed with the SEC on October 20, 2014.

Scott D. Wollney, President & CEO of Atlas commented “We are excited about the experience and incremental strong brand that Global Liberty, its team and agents bring to the Atlas platform. The addition of Global Liberty to the Atlas group of companies provides key infrastructure which we believe will allow us to pursue proportionate market share on the East Coast, accelerating our ability to grow premium during the current favorable market cycle.”

About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the "light" commercial automobile sector including taxi cabs, non-emergency paratransit, limousine/livery and business auto. The business of Atlas is carried on through its insurance subsidiaries American Country Insurance Company, American Service Insurance Company, Inc. and Gateway Insurance Company. Atlas' insurance subsidiaries have decades of experience with a commitment to always being an industry leader in these specialized areas of insurance.

For more information about Atlas, please visit www.atlas-fin.com.

Forward-Looking Statements:
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses.
Such statements are based on the current expectations of the management of each entity. The words "anticipate", "expect", "believe", "may", "should", "estimate", "project", "outlook", "forecast" or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting Atlas and its subsidiaries, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company's 2013 Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact Information:
At the Company                            Investor Relations
Atlas Financial Holdings, Inc.                         The Equity Group Inc.
Scott Wollney, CEO                            Adam Prior, Senior Vice President
Phone: 847-700-8600                                   212-836-9606
swollney@atlas-fin.com                            aprior@equityny.com
www.atlas-fin.com                            www.theequitygroup.com

Terry Downs, Associate
212-836-9615
tdowns@equityny.com
###